Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (File No. 333-160645) on Form S-3 of our report dated February 24, 2011 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in American International Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in this Post-Effective Amendment No. 2 to the above Registration Statement.
/s/ PricewaterhouseCoopers LLP
New York, New York
April 5, 2011